UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2007

Lattice Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 N. E. Moore Court

Hillsboro, Oregon 97124-6421

(Address of principal executive offices, including zip code)

(503) 268-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers and Compensation Arrangements of Certain Officers.

On December 4, 2007, the Board of Directors (the “Board”) of Lattice Semiconductor Corporation (the “Company”) appointed Richard Marz as a member of the Board. Mr. Marz will be a Class III director and serve on the Compensation Committee and the Nominating and Governance Committee.

In connection with his services as a director, Mr. Marz will be entitled to the customary compensatory arrangements for outside directors, namely an annual retainer of $20,000, $1,500 for each Board meeting and $1,000 for each committee meeting he attends in person, and $750 for each Board and committee meeting he attends telephonically. In addition, on December 4, 2007, Mr. Marz was granted an option to purchase ninety thousand (90,000) shares of the Company’s common stock pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan, with 25% of the option vesting on the date of grant and an additional 6.25% of the option vesting each three months thereafter, subject to his continued service to the Company.

(e) 2008 Executive Variable Compensation Plan

On December 5, 2007, the Compensation Committee (the “Committee”) of Lattice Semiconductor Corporation (the “Company”), having obtained the approval of the independent members of the Company’s Board of Directors with respect to the Chief Executive Officer, approved the 2008 Executive Variable Compensation Plan (the “Plan”). The Company’s Chief Executive Officer, executive officers, and other members of senior management, including vice presidents and director-level employees as nominated by the Chief Executive Officer and approved by the Compensation Committee, are eligible to participate in the Plan.

The payout for each participant will be based both on the Company’s performance, as measured by achievement of revenue and operating income performance goals approved by the Board prior to the commencement of the plan year, and individual performance. The revenue and operating income goals will be equally weighted in calculating payouts under the Plan. The Compensation Committee will determine the individual performance of the Chief Executive Officer, and the Chief Executive Officer will determine the individual performance of the other participants. For each participant, a specified minimum achievement against the revenue and operating income objectives is required for any payout.

The Compensation Committee approved a target payout and a maximum payout for each participant, based on the participant’s annual salary. The target payouts range from 7.5% of salary for certain director-level employees to 90% of salary for the CEO. The maximum payouts are two times the target payouts. The target payout and maximum payout for each of Lattice’s executive officers participating in the Plan is as follows:

Executive Officer	Target Payout	Maximum Payout
Stephen A. Skaggs, President and Chief Executive Officer	$360,000	$720,000
Jan Johannessen, Senior Vice President and Chief Financial Officer	$131,046	$262,092
Steve Donovan, Corporate Vice President, Sales	$90,845	$181,690
Martin R. Baker, Corporate Vice President, General Counsel and Secretary	$89,880	$179,760

If Lattice is not profitable on an operating basis (non-GAAP, excluding intangible asset amortization, restructuring charges and other Board-approved extraordinary expense items), there will be no payout under the Plan. The aggregate target payouts for all participants under the Plan total approximately $2.2 million, and the aggregate maximum amounts payable to all participants under the Plan total approximately $4.4 million.

The foregoing summary of the Plan is qualified in its entirety by the text of the 2008 Executive Variable Compensation Plan, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	2008 Executive Variable Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: December 7, 2007	By:	/s/ Jan Johannessen
Jan Johannessen
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	2008 Executive Variable Compensation Plan